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                                                                 EXHIBIT 99.1


MONDAY DECEMBER 27, 2:12 PM EASTERN TIME

COMPANY PRESS RELEASE

VDI MULTIMEDIA ENTERS DEFINITIVE
AGREEMENT WITH BAIN CAPITAL, INC.

PUBLIC TO RECEIVE $15 PER SHARE

HOLLYWOOD, Calif.-(BUSINESS WIRE)-Dec. 27, 1999-VDI MultiMedia (Nasdaq:VDIM -
NEWS) and Bain Capital, Inc. today announced the signing of a definitive merger agreement between the Company and a newly-formed acquisition vehicle of Bain Capital, Inc.

Under the terms of the agreement, substantially all of the shares of the Company's outstanding common stock (other than certain rollover shares) will be converted in a series of merger transactions into the right to receive $15 per share in cash. Certain shares held by continuing management and shares held by certain other non-affiliated shareholders will remain outstanding and rollover into common stock of the Company following the transaction.

The transaction is valued at approximately $200 million inclusive of debt repayment, fees and expenses.

Bain, through its affiliated funds, has agreed to provide equity financing for the transaction. In addition, Credit Suisse First Boston has agreed to arrange an additional $150 million of debt financing in connection with the transaction.

The company entered into the merger agreement following its approval by a unanimous vote of the Board of Directors following the recommendation of the entire board with management directors abstaining. The committee received a fairness opinion from Morgan Stanley & Co. Incorporated. As previously publicly announced, Morgan Stanley was retained by VDI in July, 1999 to advise the Board of directors as to strategic alternatives to maximize shareholder value.

R. Luke Stefanko, the company's founding shareholder and Chairman of the Board stated, "I am pleased that VDI has structured a transaction designed to bring immediate and substantial value to our shareholders. In addition, with the backing of a major financial sponsor, VDI will now have the opportunity to grow to the next level and to provide even better services to our customer base."

Joe Pretlow, a Managing Director of Bain Capital Inc., said "We are delighted to be partnering with VDI's exceptional management team. We believe VDI's strategy of providing an integrated approach for managing and distributing programming across both traditional and emerging

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distribution channels will create significant long-term value for VDI and its customers. Bain Capital, Inc. is one of the most experienced private equity investment firms, having invested in over 130 companies since its founding in 1984. Bain Capital, Inc. currently manages over $7 billion in assets with a focus on investing in businesses with strong strategic positions and exceptional management. VDI is part of our continuing focus on investing in the media and entertainment industries."

At the closing, Donald Stine, president of the company, will assume the position of Chief Executive Officer. Stine stated "I am very excited about the future of our Company with Bain as our partner. Bain has an excellent reputation among our customer base and its substantial financial resources will allow us to accelerate our entry into high definition television services and Internet-based video as well as continuing our growth through acquisitions."

Stefanko and an additional family member who collectively beneficially own approximately 57% of the outstanding common stock of the company have agreed to vote their shares in favor of the merger transaction at the VDI shareholders meeting to be held prior to the closing. Stefanko will continue to be available to the company after the closing on a consulting basis. Following the transaction, it is expected that the company's shares will be delisted from the Nasdaq Stock Market.

Completion of the transaction is subject to customary conditions including VDI shareholder approval, receipt of necessary financing and expiration of a regulatory waiting period. Shareholder approval will only be solicited and securities will only be offered by means of a proxy statement/prospectus, which will be mailed to shareholders upon the completion of the required Securities and Exchange Commission filing and review process. The Company currently anticipates completing the transaction in late March or early April 2000.

VDI is one of the largest providers of video and film asset management services to owners, producers and distributors of entertainment and advertising content. VDI provides the services necessary to edit, master, reformat, archive and ultimately distribute its clients' film and video content, including television programming, spot advertising, feature films and movie trailers.

The company provides worldwide electronic distribution, using fiber optics and satellites, through its Broadcast One-Registered Trademark- network. The company delivers commercials, movie trailers, electronic press kits, infomercials and syndicated programming, by both physical and electronic means, to hundreds of broadcast outlets worldwide.

This release contains forward-looking statements which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intents," "believes" and similar expressions reflecting something other than historical facts are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the risk that the transaction will not be consummated due to the purchaser's financing condition or the other conditions to completion as well as the other factors described in the

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Company's filings with the Securities and Exchange Commission, including its
1997 Prospectus and 1998 10-K. The actual results that occur may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


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CONTACT:

     VDI MultiMedia
     Clarke Brewer, 323/860-6204


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